                                                                     EXHIBIT 2.2


                           OPTION EXERCISE AGREEMENT


         THIS OPTION EXERCISE AGREEMENT (this "Agreement") is made as of the 11th day of September, 1996 by and among YOUTH SERVICES INTERNATIONAL, INC., a Maryland corporation ("YSI"), SOUTHWESTERN CHILDREN'S HEALTH SERVICES, INC., an Arizona corporation ("SWCHS"), DIVERSIFICATION ASSOCIATION, INC., an Arizona corporation ("DAI"), INTROSPECT HEALTHCARE, CORPORATION, an Arizona corporation ("Introspect"), DESERT HILLS CENTER FOR YOUTH AND FAMILIES OF NEW MEXICO, INC. ("Desert Hills New Mexico"), DESERT HILLS CENTER FOR YOUTH AND FAMILIES OF NEVADA, INC., a Nevada corporation ("Desert Hills Nevada"), OCOTILLO PEDIATRIC SERVICES, INC., an Arizona corporation ("Ocotillo"), DESERT HILLS CENTER FOR YOUTH AND FAMILIES, INC., an Arizona corporation ("Desert Hills Arizona"), DESERT HILLS CENTER FOR YOUTH AND FAMILIES OF HAWAII, INC., a Hawaii corporation ("Desert Hills Hawaii") and ANNA ASH, WILLIAM ASH, MANUEL G. BRACAMONTE, TAMATHA BRACAMONTE, DONALD V. CAMPBELL, MARY K. CAMPBELL, DONNA HEIDINGER, GUY W. HEIDINGER, DANIEL R. LOPEZ, NANCY LOPEZ, ELIZABETH MCCUSKER, FLETCHER MCCUSKER, JUDY MCKEE and MICHAEL L. MCKEE (the natural persons listed being referred to herein individually as a "Stockholder" and collectively as the "Stockholders"). For purposes of this Agreement, Introspect, Desert Hills New Mexico, Desert Hills Arizona, Desert Hills Nevada, Desert Hills Hawaii and Ocotillo and referred to collectively as the "Introspect Companies."

                              W I T N E S S E T H

         WHEREAS, the parties to this Agreement are all parties to a certain Option Agreement dated June 26, 1995 (the "Option Agreement") pursuant to which DAI and the Stockholders granted to YSI and SWCHS an option (the "Option") to purchase, directly or through any subsidiary of YSI, all of the outstanding capital stock of Introspect (the "Optioned Shares") for the purchase price and pursuant to the terms and conditions set forth in the Option Agreement;

         WHEREAS, YSI and SWCHS desire to exercise the Option and to name SWCHS as the purchaser of the Optioned Shares; and

         WHEREAS, due to certain circumstances that have arisen since the date of the Option Agreement, the parties desire to modify certain provisions of the Option Agreement relating to the purchase of the Optioned Shares and to set forth certain additional provisions which shall apply to the purchase of the Optioned Shares.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

         1. EXERCISE OF OPTION; PURCHASE PRICE. YSI and SWCHS hereby exercise the Option and give notice that SWCHS shall purchase the Optioned Shares on the Closing Date (as defined in Section 6.1). The parties agree that this Agreement shall constitute proper notice of exercise as required by
Section 4.1 of the Option Agreement. Notwithstanding the provisions of Sections 4.2 and 4.3 of the Option Agreement to the contrary, and as adjusted by the letter agreement dated July 25, 1996 between the parties, the purchase price for the Optioned Shares shall be Four Million Dollars ($4,000,000). The Purchase Price shall be payable at Closing (as defined in Section 6.1) by YSI's or SWCHS's wire transfer of immediately available funds to the account designated in writing by DAI.

         2. REPRESENTATIONS AND WARRANTIES. In addition to the representations and warranties of the parties set forth in the Option Agreement (and made on the basis provided in the Option Agreement), the parties represent and warrant as follows.

                 2.1. Representations and Warranties of the Introspect Companies, DAI and the Stockholders.

                          (a)     Execution and Effect of Agreement.  The
execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and effectively authorized by all necessary corporate action on the part of each of the Introspect Companies and DAI. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, each of the Introspect Companies, DAI and each of the Stockholders, enforceable in accordance with its terms.

                          (b)     Indebtedness.  Schedule 2.1(b) sets forth any
and all claims of each of the Stockholders, each affiliate of a Stockholder, DAI and each affiliate of DAI, including any and all claims for repayment of indebtedness for borrowed money, against Introspect and any subsidiary of Introspect, and DAI and the Stockholders do not know of any set of facts which may lead to any claim by them or any of their affiliates against Introspect or any subsidiary of Introspect in the future.

                          (c)     Desert Hills New Mexico Funds.  Schedule
2.1(c) sets forth the bank accounts of Desert Hills New Mexico in which Desert Hills New Mexico holds the amounts collected by it in respect of accounts receivable retained by it in accordance with Sections 1.5(b) and 4.10 of the Asset Purchase Agreement dated June 26, 1996 by and among YSI, Youth Services International of New Mexico, Inc., DAI, Introspect, Desert Hills New Mexico and the Stockholders (the "Asset Purchase Agreement"). Opposite the listing of each such bank account is the true and correct balance of such bank account as of the date of this Agreement. To the best of the knowledge of DAI and the Stockholders, the sum of all liabilities of Desert Hills New Mexico as of the date of this Agreement does not exceed the sum of the balances on each bank account listed on Schedule 2.1(c) less $1,500,000.

                          (d)     Introspect Stock.  The stock certificates,
copies of which are attached hereto as Exhibit A, represent all of the issued and outstanding shares of capital stock of Introspect, and the transfer of such stock certificates to SWCHS as contemplated by this Agreement shall be effective to transfer to SWCHS 100% of the equity interests in Introspect.

                 2.2.     Representations and Warranties of YSI and SWCHS.

                          (a)     Execution and Effect of Agreement.  The
execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly and effectively authorized by all necessary corporate action on the part of each of YSI and SWCHS. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, each of YSI and SWCHS, enforceable in accordance with its terms.

                          (b)     Desert Hills New Mexico Funds.  To the
knowledge of YSI and SWCHS, the amounts set forth on Schedule 2.1(c) as the balances of the bank accounts in which the funds referred to in Section 2.1(c) are held are true and correct.

         3. COVENANTS. In addition to the covenants of the parties set forth in the Option Agreement, the parties covenant and agree as follows.

                 3.1. Covenant of the Introspect Companies, DAI and the Stockholders.

                          (a)     Discharge of Indebtedness; Release of Liens.
From and after the date hereof through and including the Closing Date, the Introspect Companies, DAI and the Stockholders shall use their best efforts and take all appropriate actions to cause each of Meditrust Mortgage Investments, Inc. ("Meditrust"), Congress Financial Corporation ("Congress") and any other third party holder of indebtedness of Introspect to reach an agreement satisfactory to YSI whereby such third party indebtedness of Introspect shall be paid off by YSI in its entirety and retired and all corresponding liens shall be released, including without limitation Meditrust's liens on the Optioned Shares, and DAI shall secure possession of the stock certificates representing the Optioned Shares, or shall take such other action to ensure the availability of such stock certificates, in either case in order that such stock certificates will be transferred to SWCHS at Closing free and clear of any and all liens, pledges and encumbrances.

                 3.2.     Covenants of YSI and SWCHS.

                          (a)     Discharge of Indebtedness.  YSI and SWCHS
covenant and agree that YSI and/or SWCHS shall pay and discharge all indebtedness of Introspect set forth on Schedule 3.2(a) in the manner set forth on Schedule 3.2(a).

                          (b)     Release of Funds from Desert Hills New
Mexico. Notwithstanding the provisions of Section 4.10 of the Asset Purchase Agreement, and in reliance upon the representation and warranty set forth in
Section 2(c) hereof, YSI hereby consents to the distribution of $1,500,000 from the accounts of Desert Hills New Mexico. All sums of money remaining in such accounts shall continue to be subject to the prohibition on distribution set forth in Section 4.10 of the Asset Purchase Agreement. Notwithstanding the release of funds permitted by YSI in this Section 3.2(b), in the event that the liabilities of Desert Hills New Mexico exceed the amount of money remaining in the accounts of Desert Hills New Mexico, and YSI suffers any loss as a result thereof, DAI and the Stockholders shall jointly and severally indemnify YSI against any such loss. YSI shall consent to the distribution of the funds remaining in the accounts of Desert Hills New Mexico immediately following the satisfaction of the conditions set forth in Section 4.10(b) of the Asset Purchase Agreement.

                          (c)     Century Healthcare Corporation Indebtedness.
YSI agrees to defend, indemnify and hold harmless the Stockholders from and against any claim, action or damage resulting from the failure of YSI to discharge and satisfy in full the indebtedness of Introspect to Century Healthcare Corporation in respect of the loan made by it to Introspect in the original principal amount of $525,000, and having a balance as of the date of this Agreement of $465,566. The covenant set forth in this Section 3(c) shall apply only to the balance specifically referred to in the preceding sentence and interest which shall accrue subsequently thereon and shall not apply to any other obligation, liability or indebtedness of Introspect or of any other party, including without limitation, DAI.

                          (d)     Congress Guaranties.  YSI shall use its best
efforts to obtain the release by Congress of the Stockholders from any and all liabilities arising out of the personal guaranties entered into by them in favor of Congress with respect to the indebtedness of Introspect to Congress. YSI agrees to defend, indemnify and hold harmless the Stockholders from and against any claim, action or damage resulting from (i) the failure of YSI to obtain such release or (ii) the failure of YSI to discharge and satisfy in full the indebtedness of Introspect to Congress in respect of the working capital line extended by Congress to Introspect (which has a balance of not more than $435,529.50 outstanding on the date hereof). The covenant set forth in this
Section 3(d) shall apply only to the principle and any interest due on the indebtedness specifically referred to in the preceding sentence and shall not apply to any other obligation, liability or indebtedness of Introspect or of any other party.

                          (e)     Acceleration of Consulting Payments.  YSI
covenants and agrees that all payments required to be made to Messrs. Ash, Bracamonte, Heidinger and Ms. Lopez under and pursuant to the Consulting Agreement dated June 26, 1995 by and among YSI, William Ash, Manuel Bracamonte, Donald Campbell, Guy Heidinger,

Daniel Lopez and Nancy Lopez (the "Consulting Agreement") shall be made at such times as provided in, and subject to, the terms of the Consulting Agreement (including the terms relating to a breach thereof), and no such payment or partial payment shall be accelerated or made at any time earlier than the date such payment or partial payment is due to be made pursuant to the terms of the Consulting Agreement.

         4.      RELEASE.

                 4.1. General Release by DAI and the Stockholders. In consideration of the exercise of the Option by YSI and SWCHS and the payment of the sum of $4,000,000 (which sum exceeds the purchase price that would otherwise be due under the terms of the Option Agreement), DAI and the Stockholders, on behalf of themselves and their employees, affiliates, agents, heirs, successors and assigns, hereby release YSI, SWCHS and each of their subsidiaries and affiliates, and all directors, officers, stockholders, employees, agents, successors and assigns of YSI, SWCHS and each of their subsidiaries and affiliates, from and against any and all claims, actions, proceedings, damages, costs, expenses, judgments, fines, liabilities or losses (collectively, "Losses"), now existing or in the future arising out of or related to facts and circumstances existing prior to or on the date of this Agreement, whether known or unknown, pending or threatened, fixed or contingent, direct or indirect, including without limitation any and all claims which may be made under or which relate in any way to the Asset Purchase Agreement, the Management Agreement dated June 26, 1995 by and among all of the parties hereto (the "Management Agreement"), the Option Agreement or in connection with the management of Introspect.

                 4.2. Limited Release by YSI and SWCHS. In consideration of the general release set forth in Section 4.1, YSI and SWCHS, on behalf of themselves and their employees, affiliates, agents, heirs, successors and assigns, hereby release DAI and the Stockholders, and their agents, successors and assigns, from and against any and all Losses, now existing or in the future arising out of or related to facts and circumstances existing on the date of this Agreement, whether known or unknown, pending or threatened, fixed or contingent, direct or indirect, other than any facts or circumstances with respect to which any claim may be made by YSI or SWCHS under and pursuant to an agreement to which YSI and/or SWCHS and DAI and/or the Stockholders are parties, including without limitation the Option Agreement, the Management Agreement, the Asset Purchase Agreement and the Consulting Agreement. Accordingly, nothing in this Section 4.2 shall be deemed or construed in any way to limit or restrict in any way the ability of YSI or SWCHS to assert any and all claims in respect of any and all Losses if such claims may be made under and pursuant to the terms of any of the agreements specifically mentioned in the preceding sentence or any other agreement to which YSI and/or SWCHS and DAI and/or the Stockholders are parties.

         5. CONDITIONS TO CLOSING. The obligations of the parties to consummate the transaction contemplated by this Agreement and to perform the covenants and agreements set forth herein is conditioned upon the following.

                 5.1. Conditions to the Obligations of the Introspect Companies, DAI and the Stockholders. All conditions set forth in Article XII of the Option Agreement shall have been satisfied by YSI or SWCHS unless waived by the Introspect Companies, DAI and the Stockholders.

                 5.2.     Conditions to the Obligations of YSI and SWCHS.

                          (a)     Conditions in Option Agreement.  All
conditions set forth in Article XIII of the Option Agreement shall have been satisfied by the Introspect Companies, DAI and the Stockholders unless waived by YSI and SWCHS.

                          (b)     Financial Statements.  DAI and the
Stockholders shall have provided to YSI the audited consolidated financial statements of Introspect as of and for the year ended June 30, 1996, which shall have been prepared in accordance with generally accepted accounting principles, consistently applied, and which shall fairly present the financial condition and results of operations of the Introspect Companies at and for the date and period then ended. DAI and the Stockholders understand and agree that their obligations under this Section 5.2(b) shall be in addition to all obligations to provide, and to used their best efforts to cause their accountants to provide, financial statements, consents and other assurances deemed necessary by YSI in connection with any and all filings made by YSI with the Securities and Exchange Commission as set forth in Section 8.3 of the Option Agreement.

                          (c)     If the conditions set forth in the first
sentence of Section 5.2(b) are not satisfied, DAI and the Stockholders shall provide YSI with such audited consolidated financial statements of Introspect as promptly as possible following Closing. Such financial statements for the year ended June 30, 1996 shall reflect a net loss of not more than $365,000. DAI and the Stockholders further covenant and agree that they shall not withdraw or take any position inconsistent with the representation letters they have furnished to Arthur Andersen immediately prior to or on the date of this Agreement concerning the consolidated financial statements of Introspect.

         6.      CLOSING.

                 6.1. Closing Date. The closing of the purchase of the Optioned Shares (the "Closing") shall take place at the offices of Snell & Wilmer L.L.P., One Arizona Center, 400 East Van Buren, Phoenix, Arizona, on September 11, 1996, upon fulfillment of (a) all conditions to the obligations of YSI and SWCHS set forth in Article XII of the Option Agreement and in
Section 5.1 hereof that
have not been waived by the Introspect Companies, DAI and the Stockholders; and
(b) all conditions to the obligations of the Introspect Companies, DAI and the Stockholders set forth in Article XIII of the Option Agreement and in Section
5.2 hereof that have not been waived by YSI and SWCHS. If such conditions have not been fulfilled or waived by ____________, 1996, the Closing shall take place within five business days after fulfillment or waiver of all such conditions. The date on which the Closing occurs is referred to herein as the "Closing Date."

                 6.2. Performance by DAI and the Stockholders. At Closing, DAI and the Stockholders shall deliver or cause to be delivered to SWCHS the following:

                          (a)     Certificates representing the Optioned Shares
duly executed for transfer or with stock powers duly executed in blank attached;

                          (b)     Evidence satisfactory to YSI and SWCHS of the
release of all liens on the assets of Introspect and the Optioned Shares previously in place to secure third party indebtedness;

                          (c)     Certificates of the Secretary or an Assistant
Secretary of each of the Introspect Companies (but not including Desert Hills Hawaii) and DAI and Desert Hills New Mexico, dated the Closing Date, setting forth the appropriate resolutions of the respective party authorizing the execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated by this Agreement and the Option Agreement, and certifying that such resolutions have not been amended or rescinded an dare in full force and effect;

                          (d)     A good standing certificate and certified
articles of incorporation and bylaws dated as of a date reasonably close to the Closing Date, in respect of DAI and Introspect;

                          (e)     The written resignations of the Stockholders
who are officers and/or directors of the Introspect Companies, in form and content reasonably satisfactory to YSI and SWCHS;

                          (f)     The financial statements required by 5.2(b)
hereof; and

                          (g)     Such other documents, instruments or
agreements as may be reasonably requested by YSI or SWCHS to effectuate the transactions contemplated by this Agreement and the Option Agreement.

                 6.3. Performance by YSI and SWCHS. At Closing, YSI and SWCHS shall deliver or cause to be delivered to DAI the following:

                          (a)     Evidence reasonably satisfactory to DAI and
the Stockholders of a wire transfer of funds equal to the Purchase Price to the account or accounts designated in writing by DAI;

                          (b)     Certificates of the Secretary or an Assistant
Secretary of YSI and SWCHS dated the Closing Date, setting forth the appropriate resolutions of the respective Boards of Directors of YSI and SWCHS authorizing the execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated by this Agreement and the Option Agreement, and certifying that such resolutions have not been amended or rescinded an dare in full force and effect; and

                          (c)     Such other documents, instruments or
agreements as may be reasonably requested by DAI or the Stockholders to effectuate the transactions contemplated by this Agreement and the Option Agreement.

         7.      SURVIVAL.

                 7.1. Option Agreement. The Option Agreement is incorporated by reference in its entirety in this Agreement and made a part hereof, and except for the terms of the Option Agreement which are expressly modified by the terms of this Agreement, the parties are bound in this Agreement by each provision of the Option Agreement, including without limitation Section 15.1 of the Option Agreement, in the same manner and to the same extent as if it were fully set forth herein. Accordingly, except as otherwise provided by Section 4 hereof, each party shall continue to be bound and shall be entitled to enforce the provisions contained in the Option Agreement, including those terms which survive and may be enforced following SWCHS' purchase of the Optioned Shares. Notwithstanding the foregoing, YSI and SWCHS covenant and agree that they will not proceed against DAI or any Stockholder with respect to the breach of any representation or warranty made by DAI or the Stockholders in the Option Agreement to the extent and only to the extent that (a) the breach arose by reason of facts or circumstances that occurred following July 1, 1995 and (b) such facts or circumstances giving rise to the breach are the direct result of YSI's or SWCHS' mismanagement of Introspect in breach of the terms of Section 7.1 of the Management Agreement.

                 7.2. Representations, Warranties and Covenants. The representations, warranties, covenants and agreements made in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date for a period of five years. Nothing in this Section 7.2 shall affect in any way the manner in which the representations, warranties, covenants and agreements set forth in the Option Agreement survive as set forth in the Option Agreement.


         8.      MISCELLANEOUS.

                 8.1. Assignment; Binding Effect. No party to this Agreement may assign this Agreement or any rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties hereto; provided, however that YSI and SWCHS shall be entitled to assign the benefit of this Agreement and to delegate their duties hereunder to any subsidiary or affiliate of YSI without the consent of the other parties hereto. All of the terms and conditions contained in this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, personal representatives, successors and permitted assigns.

                 8.2. Notices. Any notice, request, instruction or other document or communication required or permitted to be given under this Agreement shall be given in accordance with the provisions of Section 15.4 of the Option Agreement.

                 8.3. Headings. Section headings are for convenience only and shall not limit or otherwise affect any of the provisions of this Agreement.

                 8.4. Entire Agreement. This Agreement, the Asset Purchase Agreement, the Management Agreement, the Consulting Agreement and the Option Agreement, and the Schedules and Exhibits hereto and thereto, constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement, the Asset Purchase Agreement, the Management Agreement, the Consulting Agreement and the Option Agreement.

                 8.5. Waiver; Amendment. Any of the terms or conditions of this Agreement may be waived but only in writing by the party which is entitled to the benefit thereof, and this Agreement may be amended or modified in whole or in part only by an agreement in writing, executed by all the parties to this Agreement.

                 8.6.     Governing Law.   This Agreement shall be construed
and enforced in accordance with the laws of the State of Arizona, without regard to its principles of choice or conflicts of law.

                 IN WITNESS WHEREOF, the parties have signed this Agreement, each intending it to constitute an instrument under seal, as of the day and year first above written.

ATTEST:                           YOUTH SERVICES INTERNATIONAL, INC.


                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

ATTEST:                           SOUTHWESTERN CHILDREN'S HEALTH
                                     SERVICES, INC.


                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

ATTEST:                           DIVERSIFICATION ASSOCIATION, INC.


                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

ATTEST:                           INTROSPECT HEALTHCARE, CORPORATION


                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

ATTEST:                           DESERT HILLS CENTER FOR YOUTH AND
                                     FAMILIES OF NEW MEXICO, INC.

                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

ATTEST:                           DESERT HILLS CENTER FOR YOUTH AND
                                     FAMILIES, INC.


                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

ATTEST:                           DESERT HILLS CENTER FOR YOUTH AND
                                     FAMILIES OF NEVADA, INC.


                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

ATTEST:                           OCOTILLO PEDIATRIC SERVICES, INC.


                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

ATTEST:                           DESERT HILLS CENTER FOR YOUTH AND
                                     FAMILIES OF HAWAII, INC.


                                  By:
- ----------------------               ------------------------------
                                     Name:
                                     Title:

WITNESS:                          "STOCKHOLDERS"


- ----------------------            ---------------------------------
                                  Anna Ash


- ----------------------            ---------------------------------
                                  William Ash


- ----------------------            ---------------------------------
                                  Manuel G. Bracamonte


- ----------------------            ---------------------------------
                                  Tamatha Bracamonte


- ----------------------            ---------------------------------
                                  Donald V. Campbell


- ----------------------            ---------------------------------
                                  Mary K. Campbell


- ----------------------            ---------------------------------
                                  Donna Heidinger

- ----------------------            ---------------------------------
                                  Guy W. Heidinger


- ----------------------            ---------------------------------
                                  Daniel R. Lopez


- ----------------------            ---------------------------------
                                  Nancy Lopez


- ----------------------            ---------------------------------
                                  Elizabeth McCusker


- ----------------------            ---------------------------------
                                  Fletcher J. McCusker


- ----------------------            ---------------------------------
                                  Judy McKee


- ----------------------            ---------------------------------
                                  Michael L. McKee